Exhibit 99.1

FEDERAL TRUST CORPORATION

COMPLETES $10.5 MILLION PUBLIC STOCK OFFERING

FOR IMMEDIATE RELEASE

Sanford, Florida– August 10, 2004 – James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation, announced today that Federal Trust completed its public equity offering of its common stock. Originally set for 1,200,000 shares, Federal Trust, with the advice of its sales agent, Kendrick Pierce Securities, Inc., increased the size of the offering by 200,000 shares to 1,400,000 shares in order to meet a portion of the additional share demand.

Mr. Suskiewich stated that “we are pleased with the success of our offering. The continued increase in our stock price and the sale of $10,500,000 of our common stock is a strong indication of the market’s belief in our plan to build a major presence in Eastern Central Florida. The additional capital will help support our planned growth in the coming years, as well as decrease our dependence on debt financing.”

Federal Trust Corporation common stock is traded on the American Stock Exchange under the symbol “FDT”. As of June 30, 2004, Federal Trust Corporation had $515 million in total assets and $27 million in stockholders’ equity. Federal Trust Bank has six full-service branches.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this announcement that are subject to risks and uncertainties. When we use any of the words “believes”, “expects”, “anticipates”, “intends”, “may”, or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following: legal and regulatory risks and uncertainties; economic, political and competitive forces affecting our businesses, our markets, our constituencies or our securities; and the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

You should recognize that all forward-looking statements are necessarily speculative and speak only as of the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys, Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street

Sanford, Florida 32771